Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Relmada Therapeutics, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	Other	33,685,096	$6.41	$215,921,465.36	0.0001381	$29,818.75

Total Offering Amounts:							$215,921,465.36		29,818.75
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$29,818.75

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $6.41, the average of the high $6.53 and low $6.28 reported sales prices of the registrant’s common stock on the Nasdaq Capital Market on March 30, 2026.